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                                                                     EXHIBIT 99A

                           NOTICE OF SPECIAL DIVIDEND
                                OCTOBER 25, 2000

To the Shareholders of JWGenesis Financial Corp.:

    We have determined to pay and distribute as a special, non-cash dividend to our shareholders approximately 75% of our interest in the stock of MVP.com, Inc. Because we are restricted from distributing the MVP.com stock directly, we have formed a special purpose limited liability company, JWG Liquidating Company LLC, to which we have transferred all of our MVP.com stock in exchange for all of its units of membership interest. We will distribute approximately 75% of those units as the special dividend, and we will retain the remaining units for possible issuance to holders of our options, warrants, and other derivative securities.

    The special dividend is set to be paid to each of our shareholders of record as of the close of business on November 10, 2000. If a change in the record date were to be required--which we do not expect--we would provide notice of the new record date through a press release prior to November 10, 2000.

    The special dividend will be in the form of one unit of JWG Liquidating Company for each share of our common stock held. We currently expect the dividend to result in taxable income to JWGenesis shareholders of $0.30 per share. The units will not be listed for trading on any exchange or Nasdaq, and their transfer will be subject to substantial restrictions. In addition, JWG Liquidating Company's governing documents place substantial restrictions on its ability to dispose of (or otherwise realize value from) the MVP.com stock it holds. As a result of these restrictions, a recipient of units will not be able to realize any cash or other value from the units, if any, for an extended period of time.

    We have prepared the enclosed Information Statement to provide you with information about the units and JWG Liquidating Company. By providing it in advance of the record date for the dividend, you may be better able to assess whether you want to remain as a shareholder on the record date in order to receive the dividend, or whether you prefer to sell your shares prior to the record date in order to realize in cash whatever value may be attributed by a purchaser of your shares to our ownership of MVP.com stock. You should note, however, that we have signed an agreement to merge with First Union Corporation. If that agreement is ultimately approved by our shareholders, and other conditions are satisfied or waived, our shareholders as of the time the merger is completed would receive between $10 and $12 per share in cash from First Union. We expect the merger to be completed in January 2001, but we can provide no assurance that it will be completed. If you are not a shareholder as of the time of the merger, you will not receive any cash payment from First Union.

    We are not making any recommendation regarding holding, selling, or purchasing our shares. You must decide for yourself. We do not know what amount of value, if any, purchasers of our shares attribute to our MVP.com stock, and we do not provide any assurance as to what the value of that stock is now or might be in the future. PLEASE READ CAREFULLY THE ENTIRE INFORMATION STATEMENT.

    This notice is being mailed directly to our shareholders of record as of October 19, 2000. We have also made arrangements to facilitate the delivery of additional copies to the beneficial owners of our stock as of that date. We will also furnish a copy of this Information Statement directly to any shareholder who requests one. Requests may be made directly to us or to our Information Agent at the addresses or telephone numbers on the back page of the Information Statement.

                                          Sincerely yours,
                                          /s/ Joel E. Marks

                                          Joel E. Marks
                                          SECRETARY

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